Exhibit (a)(1)(x)

FIDELITY INSTITUTIONAL RETIREMENT SERVICES CO.
P.O. BOX 9107
HINGHAM, MA 02043-9107

TRUSTEE DIRECTION FORM
THE PROGRESSIVE CORPORATION TENDER OFFER

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE
ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

As of September 9, 2004, the number of The Progressive Corporation Shares attributable to your account in the Plan is shown to the right of your address.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED FORM, OR IF IT IS NOT RECEIVED BY 4:00 P.M., NEW YORK CITY TIME ON OCTOBER 12, 2004, UNLESS THE OFFER IS EXTENDED, FIDELITY WILL NOT TENDER ANY OF THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT IN THE PLAN IN ACCORDANCE WITH THE OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity makes no recommendation to any Plan participant as to whether to tender or not. Your instructions to Fidelity will be kept confidential.

This Direction Form, if properly signed, completed and received by Fidelity in a timely manner will supersede any previous Direction Form.

Date

Please print name

Signature

In connection with The Progressive Corporation’s Offer to Purchase, dated September 14, 2004, as it may be amended (the “Offer”), I hereby instruct Fidelity Management Trust Company (“Fidelity”), as trustee of The Progressive Retirement Security Program (the “Plan”), to tender the shares of The Progressive Corporation common shares, $1.00 par value (the “Shares”) attributable to my account under the Plan as of October 12, 2004, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐ 1.	Please refrain from tendering and continue to HOLD all Shares attributable to my individual account under the Plan.

☐ 2.	Please TENDER Shares attributable to my individual account under the Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no Shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Fidelity NOT to tender the remaining percentage.)

% Shares Tendered at Price Determined by Dutch Auction
(By entering a percentage on the line above, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of Shares elected. This could result in receipt of a price of $78.00 per Share.)

% at $78.00	% at $81.50	% at $85.00
% at $78.50	% at $82.00	% at $85.50
% at $79.00	% at $82.50	% at $86.00
% at $79.50	% at $83.00	% at $86.50
% at $80.00	% at $83.50	% at $87.00
% at $80.50	% at $84.00	% at $87.50
% at $81.00	% at $84.50	% at $88.00